DATE:                          October 19, 2010

TO:                            Directors and Executive Officers of Regal Beloit Corporation

FROM:                          Peter Underwood, Vice President General Counsel and Secretary

SUBJECT:                         NOTICE OF BLACKOUT PERIOD

This notice is to inform you, as directors and executive officers of Regal Beloit Corporation (the “Company”), that the Regal Beloit Retirement Savings Plan (the “Plan”) will be subject to a “blackout period” during which Plan participants will be unable to direct or diversify investments in their individual Plan accounts, change elections regarding future contributions or obtain any loan, withdrawal or distribution from the Plan.  The blackout period is necessary for administrative reasons to implement a change in service provider for the Plan.

The Plan blackout period is expected to begin on November 19, 2010 at 3:00 p.m. (Central Time) and end during the calendar week beginning December 12, 2010.

In accordance with the Sarbanes-Oxley Act of 2002, the SEC’s Regulation BTR prohibits the Company’s directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring any shares of the Company’s common stock or other equity securities of the Company, including pursuant to options to acquire common stock and other derivative securities, during the Plan blackout period.  This trading restriction bars directors and executive officers from trading within the Plan as well as trading outside the Plan.  As stated above, the Plan blackout period, and thus the period in which you are prohibited from trading Company shares, is expected to begin on November 19, 2010 at 3:00 p.m. (Central Time) and end during the calendar week beginning December 12, 2010.

Note that the restrictions on trading during the blackout period are in addition to the restrictions on trading contained in the Company’s Insider Trading Policy, which are still applicable to you.  If you have any questions concerning this notice, the blackout period or the transactions affected by the blackout period, then please contact Peter C. Underwood, the Company’s Vice President, General Counsel and Secretary, at 200 State Street, Beloit, Wisconsin 53511 – 6254, (608) 364-8800.  You may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Mr. Underwood at the address and phone number listed above.